DENMARK BANCSHARES, INC.
EXHIBIT (11.1)
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                             For the Years Ended December 31,
                                              1996        1995      1994
                                         -----------------------------------
Net income                               $2,379,565   $2,083,273 $2,181,594
Weighted average shares outstanding          27,503       27,538     27,622
Net income per share                         $86.52       $75.65     $78.98